Exhibit 6.10

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of the 10th day of April, 2018 (the “Effective Date”) by and between TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Seller”), having an address c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, COTTONWOOD RESIDENTIAL O.P., LP, a Delaware limited partnership (“Buyer”), having an address of 6340 S. 3000 E., Ste. 500, Salt Lake City, UT 84121, and FIDELITY NATIONAL TITLE GROUP (“Escrow Agent”), having an address of 8055 E. Tufts Avenue, Suite 300, Denver, CO 80237, Attention: Peppy Newton.

RECITALS

WHEREAS, Seller desires to sell to Buyer certain real property known at Parc Westborough located at 346 Turnpike Road, Westborough, MA, along with certain related personal and intangible property; and

WHEREAS, Buyer desires to purchase from Seller the Property (as defined below) in accordance with the terms and conditions hereinafter set forth.

ARTICLE 1

Purchase and Sale Agreement

1.1    Agreement to Purchase and Sell. In consideration of the mutual undertakings and covenants of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller agrees to sell the Property to Buyer and Buyer agrees to buy the Property from Seller on and subject to the terms and conditions contained in this Agreement.

ARTICLE 2

The Property

2.1    Description of the Property. The “Property” consists of the following:

(a)    Land. Seller’s interest in and to all of that certain tract of land situated at 346 Turnpike Road, Westborough, MA, as described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all of Seller’s right, title and interest in and to the rights, privileges and easements appurtenant to such land (collectively, the “Land”).

(b)    Improvements. The buildings, together with all other fixtures, improvements and structures now situated on the Land (collectively, the “Improvements”).

(c)    Personal Property. All of Seller’s right, title and interest in and to the following (specifically excluding any property owned by tenants under any Leases (as hereinafter defined), the management company or other service providers) (the “Personal Property”): (i) mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Improvements; (ii) maintenance supplies, equipment and tools, located in or on, the Improvements; (iii) signs situated on, or at, the Land or Improvements; (iv) all refrigerators, washers, dryers, ranges, microwaves and other appliances which may also be owned by Seller that are located in the common areas or individual apartments; and (v) all furniture, carpet, drapes, blinds and other personal property, if any, owned by Seller and located on or about the Land and the Improvements, including but not limited to that indicated on the inventory attached as Exhibit I.

(d)    Leases. Seller’s interest in all leases, rental agreements, licenses, license agreements and other occupancy agreements for the units at the Property with tenants occupying all or any portion of the Improvements, a list of which is attached hereto as Exhibit B (collectively, the “Leases”) and any refundable security or other refundable or nonrefundable deposits (which nonrefundable deposits shall not include prepaid rent applicable to periods prior to the Closing Date) thereunder, together with, and subject to, any amendments thereto and leases entered into and terminations made in accordance with Section 4.2(a).

(e)    Contracts. Subject to the terms of Section 4.2(b) hereof, Seller’s interest in all third party service contracts entered into by Seller related to the Land, Improvements, Personal Property or Leases that will remain in existence after Closing (as hereinafter defined), to the extent assignable at no cost to Seller and without the consent of third parties, a list of which is attached hereto as Exhibit C (collectively, the “Contracts”).

(f)    Intangible Property. To the extent assignable without cost to Seller or the consent of third parties, all licenses, permits, development rights, approvals, guarantees, trademarks, logo artwork, floor plans (so long as such floor plans do not include trademarks or other intellectual property associated with Toll Brothers), site maps, domain names/URLs, trade names (including, but not limited to, the name “Parc Westborough”), guaranties and warranties, including but not limited to those received by Seller from contractors, manufacturers or other persons in connection with the construction or operation of the Property (provided Buyer shall be obligated to pay any transfer fees pertaining to the assignment of such warranties), and other intangible property (the “Intangible Property”), if any, owned by Seller and relating solely to the Land, the Improvements or the Personal Property, expressly excluding (i) photography rights of Seller, (ii) fonts licenses of Seller, (iii) websites of Seller (not including website URL), (iv) the database containing names and contact information for the prospects of the Seller, (v) any printed marketing materials of the Seller (or the associated digital files), including, without limitation, items such as pocket folders and inserts, brochure booklets, direct mail, and business cards created by or for Seller, (vi), any software owned by Seller and/or Toll Brothers, Inc. used in operating the Property (including, without limitation, the software known as “RealPage”), and (vii) any intellectual property rights associated with the Toll Brothers brand name and affiliated brand names, including, without limitation, any proprietary marks, trade names, trademarks, service marks, websites, domain names, distinctive designs and logos used by or identifying Toll Brothers, its affiliates, its business or products other than the name “Parc Westborough.”

ARTICLE 3

Purchase Price; Deposit; Adjustments

3.1    Purchase Price. The purchase price (the “Purchase Price”) for the Property is Sixty-Five Million Five Hundred Thousand and 00/100 Dollars ($65,500,000.00), subject to adjustment as set forth in this Agreement. The Purchase Price will be payable by wire transfer of immediately available federal funds at the Closing.

3.2    Deposit. On the Effective Date, Buyer will deposit with the Escrow Agent the sum of One Million and 00/100 Dollars ($1,000,000.00) (the “Initial Deposit”) to secure Buyer’s obligations under this Agreement, which Initial Deposit shall thereafter be non-refundable except as otherwise expressly set forth in this Agreement. If Buyer does not provide notice to Seller terminating this Agreement on or prior to the Due Diligence Expiration Date, as permitted pursuant to Section 5.3 hereof, Buyer shall, within one (1) Business Day following the Due Diligence Expiration Date, deposit with the Escrow Agent the sum of One Million and 00/100 Dollars ($1,000,000.00) (the “Additional Deposit”, and together with the Initial Deposit and the Extension Deposit (as defined below), if any, the “Deposit”), which Deposit shall thereafter be non-refundable except as otherwise expressly set forth in this Agreement. Buyer’s failure to timely deposit any amount required pursuant to this Section shall be deemed a default under this Agreement entitling Seller immediately and without notice to exercise its remedies for a Buyer default as set forth in this Agreement. The Escrow Agent will maintain and disburse the Deposit pursuant to the terms and conditions of this Agreement. If Closing occurs in accordance with this Agreement, the Deposit (and all interest earned thereon) shall be applied against the Purchase Price, as hereinafter provided. The Deposit shall be invested by Escrow Agent in an interest-bearing money market account at a bank or other financial institution reasonably satisfactory to each of Seller and Buyer. Any and all interest earned on the Deposit shall be considered part of the Deposit and shall be reported to Buyer’s federal tax identification number. If this Agreement is terminated, or if either party fails to perform any of its agreements hereunder, the Deposit shall be disposed of in the manner hereinafter provided. If any dispute arises under this Agreement with respect to the disposition of the Deposit or the entitlement of any party to the Deposit or the obligations of Escrow Agent with respect thereto, Escrow Agent shall not be required to determine the resolution of any such dispute and shall not be obligated to make any delivery of the Deposit; but in such event, Escrow Agent shall hold the Deposit until receipt by Escrow Agent of an authorization in writing signed by Buyer and Seller directing the disposition of same, or in the absence of such authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of Buyer and Seller in an appropriate proceeding. If such written authorization is not given, or if proceedings for such determination are not promptly commenced and diligently continued to a resolution, Escrow Agent may bring an appropriate action or proceeding for leave to deposit said monies in a court of competent jurisdiction in the Commonwealth of Massachusetts pending such determination and to submit such resolution of such dispute to such court by action of interpleader. Buyer and Seller hereby consent to the jurisdiction of such court in connection with any such dispute. Escrow Agent shall not be responsible hereunder for any acts or omissions unless willfully done or done in a grossly negligent manner, and upon delivery of the Deposit in accordance with the terms of this Agreement, Escrow Agent shall have no further liability to the parties hereunder or in connection herewith. Seller and Buyer hereby jointly and severally agree to indemnify and hold Escrow Agent harmless from and against any and all loss, costs or damages arising under this Agreement or in connection herewith (except such loss, costs or damages as shall result from the gross negligence or misconduct of Escrow Agent). Escrow Agent shall be entitled to reasonable compensation (not to exceed $1,000 in the aggregate) for its services pursuant to this Escrow Agreement, and Buyer and Seller each agree to pay one-half of such compensation to Escrow Agent. Buyer and Seller reserve the right, at any time and from time to time, to substitute a new escrow agent in place of Escrow Agent.

3.3    Proration of Taxes. All real and personal property taxes attributable to the then current tax year in which the Closing occurs shall be prorated and adjusted as of the Closing Date as an adjustment at the Closing. If the tax bills for the tax year during which the Closing Date occurs are not finally determined, then such taxes and other charges shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly re-prorated upon the availability of actual bills for the applicable period. Seller shall pay all installments of special assessments due and payable and attributable with respect to the Property for the period prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable and attributable with respect to the Property for the period on and after the Closing Date. Any tax refunds or proceeds (including interest thereon) on account of a favorable determination resulting from a challenge, protest, appeal or similar proceeding relating to taxes and assessments relating to the Property (a) for all tax periods occurring prior to the applicable tax period in which the Closing occurs will be retained by and paid exclusively to Seller and (b) for the applicable tax period in which the Closing occurs will be prorated as of the Closing Date after reimbursement to Seller and Buyer, as applicable, for all fees, costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred by Seller or Buyer, as applicable, in connection with such proceedings such that Seller will retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period prior to the Closing Date and Buyer will retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period from and after the Closing Date. After the Closing, Buyer will be responsible for and control any tax protests or proceedings for any period for which taxes are adjusted between the parties under this Agreement and for any later period. Buyer and Seller will cooperate in pursuit of any such proceedings and in responding to reasonable requests of the other for information concerning the status of and otherwise relating to such proceedings; provided, however, that neither party shall be obligated to incur any out-of-pocket fees, costs or expenses in responding to the requests of the other. The terms of this Section 3.3 shall survive Closing for the period of one (1) year.

3.4    Utilities. All charges for water, electricity, sewer rental, gas, telephone and all other utilities (“Operating Expenses”), to the extent not paid directly by tenants, shall be prorated on a per diem basis as of the Closing Date. If any Operating Expenses cannot conclusively be determined as of the Closing Date, then the same shall be adjusted at Closing based upon the most recently issued bills thus far and readjusted within one hundred twenty (120) days after the Closing. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, use reasonable efforts to obtain a reading of each such meter and a final bill as of the Closing Date. Seller and Buyer shall cooperate to cause the transfer of all utility accounts from Seller to Buyer. Seller shall be entitled to retain any utility security deposits to be refunded. At Closing, Buyer shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Buyer at Closing. The terms of this Section 3.4 shall survive Closing.

3.5    Lease Security Deposits and Rents. All rents and prepaid rents paid by tenants under the Leases shall be prorated as of the Closing Date, to the extent actually collected by Seller. Buyer shall receive from Seller a credit for any rent and other income under Leases collected by Seller before Closing that applies to any period after Closing. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant, first to the month in which Closing occurred, then to such tenant’s current monthly rental and then to arrearages in the reverse order in which they were due, remitting promptly to Seller any balance properly allocable to Seller’s period of ownership. Buyer shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Seller shall be entitled to pursue rents and other income under Leases from tenants of the Property properly payable to Seller, which pursuit may include, but shall not be limited to, filing a law suit against such tenant, so long as such lawsuit does not seek a termination of the Lease or eviction of the tenant. Any rent or other income received by Seller after Closing which are owed to Buyer shall be remitted to Buyer promptly after receipt for allocation and disbursement as provided herein. The terms of this Section 3.5 shall survive Closing for the period of one (1) year.

3.6    Other Income and Expenses. All other income and ordinary operating expenses for or pertaining to the Property will be prorated as of the Closing Date in accordance with customary practice in commercial real estate transactions in the Commonwealth of Massachusetts.

3.7    Adjustment Payments; Estimates. The net amount of all adjustments to be made under this Article 3 will be paid on the Closing Date in immediately available funds as a proration of the Purchase Price. All post-closing adjustments will be made in immediately available funds. All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment, with Buyer entitled to income and responsible for expenses for the Closing Date; provided, however, in the event Seller does not receive the Purchase Price by receipt of wired funds by noon, Boston, Massachusetts time on the Closing Date, all prorations shall be made as of the following Business Day. Prorations of annual payments will be made based on the number of days of ownership in the applicable annual period. In the event, on the Closing Date, the precise figures necessary for any of the foregoing adjustments are not capable of determination, then, except to the extent otherwise provided in this Agreement, those adjustments will be made on the basis of good faith estimates using currently available information, and final adjustments shall be made within three (3) months after the Closing Date to the extent precise figures are determined or become available. The terms of this Section 3.7 shall survive Closing.

3.8    Closing Costs. At the Closing, (a) Seller shall pay and be responsible for (i) the recording charges for any instrument which releases or discharges any lien as required by Article 5 hereto, (ii) the deed excise stamps imposed in connection with this transaction under Massachusetts law, (iii) one-half of the fees of the Escrow Agent, and (iv) Seller’s counsel’s fees and expenses, and (b) Buyer shall pay and be responsible for (i) all recording charges other than as are the expressly responsibility of Seller pursuant to the terms of this Section, (ii) all costs and fees for title examination, title insurance and other title company charges, the survey of the Property and all of Buyer’s due diligence studies and investigations, (iii) one-half of the fees of the Escrow Agent, and (iv) Buyer’s counsel’s fees and expenses. Seller and Buyer shall each pay all other expenses, charges or costs for which sellers and buyers, respectively, are customarily responsible in commercial real estate transactions in the Commonwealth of Massachusetts.

3.9    Closing Statement. Seller will prepare a draft closing statement or will provide the Escrow Agent and Buyer with sufficient information to prepare a draft closing statement two days prior to Closing.

3.10    Rent Ready Credit. Not more than two (2) business days prior to Closing (the “Walk Though Date”), a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition, which such condition shall be consistent with Seller’s historical practice for making units “rent ready” in the ordinary course of business. With respect to any rental unit that is vacated on or before five (5) days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk Through Date, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of One Thousand Dollars ($1,000) per unit.

ARTICLE 4

Representations, Warranties, Covenants and Agreements

4.1    Seller’s Representations and Warranties. Seller makes only the representations and warranties to Buyer which are set forth below, provided that Buyer acknowledges and agrees that each of such representations and warranties is expressly qualified by any information set forth in this Agreement or any files, documents, materials, analyses, studies, tests or reports disclosed or made available to Buyer prior to the Due Diligence Expiration Date and may be modified or updated in accordance with the terms of this Agreement. Buyer acknowledges (a) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property, and (b) that, other than as specifically set forth below in this Section 4.1, Seller is not making and has not at any time made any representation or warranty of any kind or nature, either oral or written, directly or indirectly, expressed, implied, statutory or otherwise, with respect to the Property, including, without limitation, representations or warranties as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, health or safety matters, utilities, operating history or projections, valuation, projections, the applicability of any laws, rules or regulations or compliance therewith. Without in any way limiting the foregoing, except as expressly set forth in this Section 4.1, Seller makes no representation or warranties as to any previous or present generation, storage, disposal or existence of any oil, petroleum products, or other hazardous materials, as defined under applicable Environmental Laws (collectively, “Hazardous Materials”) in, on, under or about the Property. Buyer specifically waives any private right of action provided under applicable Environmental Laws to recover or be reimbursed for any liabilities, costs, fees or expenses from Seller. Buyer agrees to accept complete responsibility for the allocation of any response costs under any applicable Environmental Laws. The agreements and waiver set forth in this Section shall survive the Closing and the recording of the Deed (as hereinafter defined). As used herein, the term “Environmental Law” means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 (“CERCLA”), the Resource Conservation and Recovery Act of 1986 (“RCRA”), and any and all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees of the United States, the Commonwealth of Massachusetts or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property, relating to pollution, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into, or the presence thereof in, the environment (including, without limitation, ambient air, surface water, ground water or land or soil), as any or all of the same may be amended from time to time. Based upon Buyer’s familiarity with the Property, Buyer’s due diligence relating to the Property and Buyer’s experience and knowledge as to the market in which the Property is situated and as to investment in and operation of real estate in the nature of the Property and commercial real estate in general, Buyer shall purchase the Property on the Closing Date in its “AS IS, WHERE IS AND WITH ALL FAULTS” condition, without any representation or warranty whatsoever, as aforesaid, except as set forth in this Section 4.1 or Seller’s Closing Documents, and Buyer fully assumes the risk that adverse latent or patent physical, structural, environmental, economic or legal conditions may not have been revealed by Buyer’s investigations. Seller and Buyer acknowledge that the Purchase Price to be paid to Seller for the Property has taken into account that the Property is being sold subject to the foregoing provisions of this Section 4.1 and the terms of Seller’s Closing Documents.

THE CLOSING OF THE PURCHASE OF THE PROPERTY BY BUYER HEREUNDER SHALL BE CONCLUSIVE EVIDENCE THAT: (A) BUYER HAS FULLY AND COMPLETELY INSPECTED (OR HAS CAUSED TO BE FULLY AND COMPLETELY INSPECTED) THE PROPERTY; (B) BUYER ACCEPTS THE PROPERTY AS BEING IN GOOD AND SATISFACTORY CONDITION AND SUITABLE FOR BUYER’S PURPOSES; AND (C) THE PROPERTY FULLY COMPLIES WITH SELLER’S COVENANTS AND OBLIGATIONS HEREUNDER, EXCEPT FOR ANY BREACH OF REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS SECTION 4.1 AND THE SELLER’S CLOSING DOCUMENTS.

Except for claims for a breach of the representations and warranties of Seller provided in this Section 4.1 or Seller’s Closing Documents, Buyer for itself and on behalf of each of its successors and assigns (collectively, the “Releasors”) by this general release of known and unknown claims (this “Release”) hereby irrevocably and unconditionally releases and forever discharges Seller, its affiliates, and the managers, members, partners, directors, officers, shareholders, owners, employees, and agents of each (collectively, the “Releasees”), and each of them, which and who shall constitute intended third party beneficiaries hereof, from and against any and all claims of any kind or nature whatsoever, WHETHER KNOWN OR UNKNOWN, suspected or unsuspected, fixed or contingent, liquidated or unliquidated which any of the

Releasors now have, own, hold or claim to have had, owned or held, against any of the Releasees arising from, based upon or related to, whether directly or indirectly, any facts, matters, circumstances, conditions or defects (whether patent or latent) of all or any kinds, related to, arising from, or based upon, whether directly or indirectly, the Property, including without limitation (i) the physical condition, quality and state of repair of the Property conveyed; (ii) any latent or patent defect affecting the Property conveyed; (iii) the presence of Hazardous Materials in, on, about or under the Land or which have migrated from adjacent lands to the Land or from the Land to adjacent lands; and (iv) any claims arising out of alleged construction defects. The foregoing Release shall be effective as of the Closing, and shall survive Closing.

Subject to the foregoing, Seller hereby represents and warrants to Buyer as of the Effective Date as follows:

(a)    Organization and Authority. This Agreement has been duly authorized, executed and delivered by Seller and all consents required under Seller’s organizational documents or by law have been obtained. All documents that are to be executed by Seller and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Seller. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Seller, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Seller is a party or to which Seller or the Property (or any portion thereof) is subject. Seller is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)    Litigation. There are no existing legal actions, arbitration, judgements, decrees, orders, suits or similar proceedings pending or issued against Seller, or to Seller’s knowledge, threatened against Seller, except as listed on the attached Exhibit K.

(c)    Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, threatened, against Seller.

(d)    Service Contracts. Except for the contracts referenced on the list of Contracts attached hereto as Exhibit C, and contracts, amendments or other agreements which may be entered into by Seller pursuant to Section 4.2 hereof, there are no Contracts in effect entered into by Seller which will affect the Property or operations of the Property after Closing, whether by their terms or through Seller terminating them as of or prior to the Closing. Seller has provided Buyer with true, correct and complete copies of all of the Contracts listed on Exhibit C, including all amendments and modifications thereto, prior to the execution of this Agreement by Buyer and Seller.

(e)    Leases. Seller has not entered into any leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on or in the Improvements or that otherwise give rights with regard to use of the Improvements, other than the Leases.

(f)    No Condemnation; Violations. There are no pending or, to Seller’s knowledge, threatened condemnation proceedings affecting the Property. Seller has received no written notice (that remains uncured) from any government agency having jurisdiction over the Property of a material violation of any building, fire, health, zoning or other law applicable to the Property, or any part thereof, during Seller’s ownership of the Property.

(g)    Non-Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

(h)    OFAC. Neither Seller nor, to Seller’s knowledge any of its equity owners or any of its or their respective employees, officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

(i)    Rent Roll/Concession Exhibit. To the best of Seller’s knowledge, the rent roll attached as Exhibit B-1 (the “Rent Roll”), and as the same shall be updated and recertified at Closing by Seller, is and shall be true and correct in all material respects as of the applicable date of certification, and no tenant has prepaid rent except as set forth thereon. No concessions, discounts or other periods of free or discounted rent have been given other than as set forth on the Scheduled Billing Forecast attached hereto as Exhibit B-2. Seller has maintained all security deposits in accordance with the applicable leases. Seller shall remain liable for any apartment locator fees and/or leasing commissions which would be payable by Buyer after the Closing for any tenants moving into the Property prior to Closing.

(j)    Tangible and Intangible Property. The Tangible Personal Property and Intangible Property sold to Buyer hereunder shall be conveyed to Buyer at Closing free and clear of any liens, except the Permitted Encumbrances. There is no personal property owned by Seller for the exclusive operation, use, occupancy, leasing, or management of the Property that is located off-site.

(k)    Alienability. Other than the Permitted Encumbrances, Seller has not transferred, by sale, assignment or otherwise, to any person, partnership, corporation or other entity, all or any portion of any right, title or interest which it may have in and to the Property or granted any options, rights of first refusal or similar rights with respect to the Property, except as security for one or more loans, which security interest(s) shall be released at or prior to Closing.

The representations and warranties of Seller set forth in this Section 4.1, as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of six (6) months. Seller shall have no liability to Buyer for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of said six (6) month period, nor shall Seller have any liability unless the amount of such claim or claims, individually or in the aggregate, exceeds Fifty

Thousand and 00/100 Dollars ($50,000.00); provided, however, any claim for a breach of a representation or warranty shall be limited to actual damages suffered by Buyer (specifically excluding consequential, punitive or indirect damages), and in no event shall Seller have any liability in excess of One Million and 00/100 Dollars ($1,000,000.00) with respect to any such claims. In the event that Buyer obtains actual knowledge prior to the Due Diligence Expiration Date that a representation or warranty of Seller under this Section 4.1 is untrue or becomes untrue, and Buyer does not elect to terminate this Agreement prior to the Due Diligence Expiration Date, such representation or warranty shall not be a condition to Closing. The reference to “Seller’s knowledge” as used in this Section 4.1 shall be deemed to mean the actual knowledge of Bill Lovett and Larry Brown, Seller’s representatives who are the people most knowledgeable (cumulatively) about the representations being made (the “Designated Individuals”), without any obligation for such persons to make any independent investigation of the matters being represented or warranted, to make any inquiry of any other persons, or to search or examine any files, records, books or correspondence. Notwithstanding anything to the contrary contained herein, the designation of the Designated Individuals shall in no event expose the Designated Individuals to personal liability hereunder on account of a breach by Seller of any representation or warranty contained herein, all such liability residing only with Seller.

4.2    Seller’s Covenants. Seller covenants the following between the Effective Date and the Closing:

(a)    Operations. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property, including leasing of the Property, substantially in the same manner as it did before the Effective Date and will perform its obligations under the Leases and Contracts and other agreements that may affect the Property. Seller shall be entitled to enter into any new lease or enter into, amend, renew or extend any existing Lease or terminate any Lease without Buyer’s consent, in accordance with Seller’s customary practices.

(b)    Continuation/Termination of Contracts. After the Due Diligence Expiration Date, Seller shall not modify or amend any Contract or enter into any new service contract for the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, unless such contract is terminable without penalty by the then owner of the Property upon not more than thirty (30) days’ notice in which event no prior consent of Buyer shall be required. Prior to the expiration of the Due Diligence Expiration Date, Buyer shall deliver notice to Seller of which Contracts Buyer elects to cause Seller to terminate. Seller will provide a notice of termination for all Contracts that Buyer elects to cause Seller to terminate, provided that such Contracts can be terminated in accordance with their terms without the payment of a termination fee or penalty by Seller (the “Terminable Contracts”). Buyer shall assume at Closing (i) the Terminable Contracts until such time as the termination of such Terminable Contracts by Seller shall become effective, (ii) all Contracts that cannot be terminated in accordance with their terms or that cannot be terminated without payment of a termination fee or penalty by Seller, and (iii) all Contracts that Buyer has not notified Seller on or prior to the expiration of the Due Diligence Period to terminate.

(c)    Replacement of Personal Property. No material personal property included as part of the Property shall be removed from the Property unless the same is replaced with similar items of at least equal quality prior to the Closing.

(d)    Notice of Assignment of Regulatory Agreement. Seller shall deliver, no later than thirty (30) days prior to the Closing Date, written notice to the Massachusetts Housing Finance Agency, acting as subsidizing agency (the “Subsidizing Agency”) on behalf of the Department of Housing and Community Development, notifying the Subsidizing Agency that Seller will be assigning at Closing that certain Regulatory and Use Agreement dated November 10, 2015 by and between the Subsidizing Agency and Seller (as amended, the “Regulatory Agreement”) pursuant to the terms of an Assignment and Assumption of Regulatory and Use Agreement (the “Assignment of Regulatory Agreement”) in the form of Exhibit J attached hereto.

Notwithstanding the foregoing, Seller shall have no obligation to Buyer to bring the Property into compliance with any laws or regulations applicable to the Property, make any repairs or improvements to any portion of the Property that would improve the condition of the Property beyond the condition of the Property as it exists on the Effective Date in any material respect, or make or perform, during the term of this Agreement, any capital repairs or replacements.

4.3    Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller as of the date of this Agreement as follows:

(a)    Organization and Authority. This Agreement has been duly authorized, executed and delivered by Buyer and all consents required under Buyer’s organizational documents or by law have been obtained. All documents that are to be executed by Buyer and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Buyer. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Buyer is a party or to which Buyer or the Property (or any portion thereof) is subject. Buyer is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)    Pending Actions. There are no actions, suits or proceedings (including arbitration proceedings) pending or to the best of Buyer’s knowledge, threatened against Buyer which could have a material adverse effect on Buyer’s ability to perform its obligations hereunder, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

(c)    OFAC. Neither Buyer nor, to Buyer’s knowledge any of its equity owners or any of its or their respective employees, officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

(d)    Anti-Money Laundering Laws. Buyer has taken, and shall continue to take until the Closing, such measures as are required by applicable law to assure that the funds used to pay to Seller the Purchase Price are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

Buyer’s obligations pursuant to this Section 4.3 shall survive the Closing for a period of six (6) months.

ARTICLE 5

Access, Inspection, Due Diligence and Property Materials

5.1    Access and Inspections; Title and Survey.

(a)    Access. Buyer shall have the right, subject to the remainder of this Section 5.1, to enter the Property subject to the terms of that certain Access Agreement dated March 16, 2018 by and between Buyer and Seller (the “Access Agreement”), which Access Agreement is hereby incorporated herein by reference. Buyer and its agents shall have the right to enter the Property between the Due Diligence Expiration Date and the Closing Date for the sole purpose of visually inspecting the Property; provided, however, that in such event, Buyer and Seller agree to be subject to the terms and provisions set forth in the Access Agreement for any such visits, regardless of the termination date set forth in Section 7 thereof.

(b)    Satisfaction of Due Diligence. Buyer acknowledges that Buyer will conduct prior to the Due Diligence Expiration Date, such investigations of the Property, including but not limited to, the environmental conditions thereof, as Buyer deems necessary or desirable to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property and will rely solely upon the same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto. Buyer will assume the risk that adverse environmental conditions may not have been revealed by Buyer’s investigations, and Buyer, upon Closing, shall be deemed to have waived and released Seller (and its divisions, subsidiaries, members, managers, partners and affiliated companies and its and their employees, officers, shareholders, directors, agents, representatives, and professional consultants and its and their respective successors and assigns) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) of any and every kind or character, known or unknown, which Buyer might have asserted or alleged against Seller (and its divisions, subsidiaries, members, managers, partners and affiliated companies and its and their employees, officers, shareholders, directors, agents, representatives, and professional consultants and its and their respective successors and assigns) at any time by reason of or arising out of any environmental condition or the Property. All investigations made by Buyer will be at Buyer’s sole cost and expense and will be performed in accordance with this Agreement.

(c)    Reports. Buyer shall deliver promptly to Seller copies of the written results of any inspections, studies, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by any Buyer’s representatives in connection with Buyer’s due diligence, excluding any drafts, attorney-client privileged communications, or internally generated work product. Notwithstanding the delivery of such written results, Seller acknowledges that such results are delivered without warranty and that Seller shall not be entitled to rely upon the same. Buyer will promptly provide Seller with a copy of any report, draft report or evaluation which indicates the presence of Hazardous Materials on the Property or the violation of any applicable law. Buyer agrees to keep confidential and not to disclose the results or the contents of any such environmental reports.

5.2    Due Diligence Materials. Seller has made available to Buyer (which has been made available on an information website or other on-line site), non-proprietary materials, data and other information, if any, in the possession of Seller which relate exclusively to the Property, a schedule of which is listed on Schedule 5.2 attached hereto (the “Due Diligence Materials”). In no event shall Seller be required to prepare or obtain any information, report, document, survey, study, report or other item for Buyer. Buyer acknowledges and agrees that Seller makes no representation or warranty as to the accuracy or completeness of the Due Diligence Materials or any other materials delivered by Seller in connection herewith.

5.3    Due Diligence Period. Buyer shall notify Seller on or before 5:00 p.m. Eastern Time on April 10, 2018 (the “Due Diligence Expiration Date”) whether or not Buyer elects to proceed with the transaction described herein. If Buyer timely notifies Seller that it elects not to proceed with the transaction described herein prior to the Due Diligence Expiration Date, the Escrow Agent shall return the Initial Deposit to Buyer, and this Agreement shall be null and void without recourse to either party hereto and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. If Buyer does not timely notify Seller that it elects not to proceed with the transaction described herein prior to the Due Diligence Expiration Date, Buyer shall be deemed to have waived such election and instead elected to proceed with the transaction described herein, and in such event Buyer shall deliver the Additional Deposit to Escrow Agent within one (1) Business Day after the Due Diligence Expiration Date and the entire Deposit shall be non-refundable except as otherwise expressly set forth in this Agreement, and if Buyer fails to do so, then this Agreement shall thereupon terminate, in which event the Initial Deposit shall be paid to Seller as liquidated damages and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

5.4    Title and Survey Review.

(a)    Title and Survey. Buyer will, prior to the Due Diligence Expiration Date, (a) review the Due Diligence Materials relating to title and survey matters, (b) have title to the Property examined and cause to be prepared by Fidelity National Title Group, having an address of 8055 E. Tufts Avenue, Suite 300, Denver, CO 80237, Attention: Peppy Newton (the “Title Company”) for its behalf a title insurance commitment, including such affirmative insurance and endorsements as Buyer may desire, and (c) cause to be prepared an updated survey depicting the Property, certified to Buyer, the title insurance company, and any lender of Buyer (collectively, the “Title Evidence”).

(b)    Title and Survey Objections. On or before 5:00 p.m. Eastern Time on April 10, 2018, Buyer shall have the right to notify Seller of any written objections (“Title Objections”) to any matter included in the Title Evidence, which such Title Objections shall specify the curative steps necessary to remove the basis for Buyer’s disapproval; provided, however, that Buyer shall have no right to object to any of the matters set forth within subsections (a) through (c) of the definition of Permitted Encumbrances. Buyer’s failure to notify Seller of any Title Objections with respect to any particular matter within such time period will constitute a waiver of Title Objections with respect to a particular matter. As used herein, the term “Permitted Encumbrance” shall mean (a) the standard printed exclusions from coverage contained in the ALTA form of owner’s title policy; (b) all matters, whether or not of record, that arise out of the actions of Buyer or its agents, representatives or contractors; (c) the lien of real estate taxes, water, sewer, and other public charges not yet due and payable; and (d) all other matters affecting title to the Property as to which Buyer has actual knowledge as of the Due Diligence Expiration Date, except for those matters as to which, in accordance with this Section 5.4(b): (i) Buyer makes a written objection on or before the Title Objections deadline set forth in this Section 5.4(b); and (ii) Seller elects to use reasonable efforts to cure.

5.5    Seller’s Cure of Title Objections. Seller shall, by 5:00 p.m. Eastern Time on April 11, 2018, notify Buyer whether or not it elects to attempt to cure any Title Objections raised by Buyer. In the event Seller fails to timely respond to Buyer’s Title Objections, Seller shall be deemed to have elected not to attempt to cure such Title Objections. If Seller elects, or is deemed to have elected, not to attempt to cure any title objections raised by Buyer, then Buyer shall, on or before April 13, 2018 elect to either (a) terminate this Agreement and receive a refund of the Initial Deposit in accordance with this Agreement (and in such event, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder), or (b) proceed to close without any reduction in the Purchase Price and in such event any such Title Objections shall be deemed Permitted Encumbrances. In the event Buyer fails to timely respond to Seller’s notice, Buyer shall be deemed to have elected clause (b). Notwithstanding the foregoing, with respect to Voluntary Liens (as hereinafter defined), Seller shall remove or cure the same by payment of funds from Closing. Seller shall remove any other liens or exceptions to title (other than Voluntary Liens) which are voluntarily created by, through or under Seller after March 6, 2018 that affect the Property. If the Title Objections which Seller has agreed to cure are not cured prior to Closing (as the same may be extended as provided herein), Buyer will have the option as its sole and exclusive remedies to (x) terminate this Agreement and receive a refund of the Deposit in accordance with this Agreement (and in such event, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder), or (y) proceed to close and deduct the cost of curing any Voluntary Liens only from the Purchase Price. If Buyer elects the latter, any uncured Title Objections (other than the Voluntary Liens) shall be deemed Permitted Encumbrances. As used herein, the term “Voluntary Liens” shall mean (i) any mortgage or deed of trust granted or caused by Seller and encumbering the Property or any portion thereof, (ii) any mechanic’s or materialmen’s liens for works of improvement to the Property granted or caused by Seller and encumbering the Property or any portion thereof, and (iii) any other monetary lien in an amount less than $50,000 and encumbering the Property as of the date of Closing which was specifically granted, created or assumed by Seller. In no event shall Seller be required to bring suit to clear any claimed title or survey defects.

ARTICLE 6

Conditions to Seller’s and Buyer’s Performance

6.1    Conditions to Seller’s Obligations. The obligations of Seller to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Seller at its discretion):

(a)    The representations and warranties made by Buyer in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date (except as the same may be modified or updated in accordance with the terms of this Agreement), and Buyer shall deliver a certificate to such effect at Closing; and

(b)    Buyer having performed in all material respects all covenants and obligations required by this Agreement to be performed by Buyer on or prior to the Closing Date, including, without limitation, payment of the Purchase Price, as adjusted and prorated hereunder.

6.2    Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion):

(a)    The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date (except as the same may be modified or updated in accordance with the terms of this Agreement), and Seller shall deliver a certificate to such effect at Closing; and

(b)    Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date.

ARTICLE 7

Closing

7.1    Escrow Closing. Provided all conditions to closing contained in this Agreement have been satisfied (or deemed satisfied) or waived in writing, the transaction contemplated by this Agreement shall close (the “Closing”), through an escrow with the Escrow Agent on May 9, 2018 (the “Closing Date”), as set forth in this Article 7.

7.2    Seller’s Closing Deliveries. At Closing, Seller shall deliver or cause to be executed and delivered to the Escrow Agent each of the following items:

(a)    A Quitclaim Deed in the form of Exhibit D attached hereto (the “Deed”);

(b)    Bill of Sale in the form of Exhibit E attached hereto;

(c)    General Assignment and Assumption in the form of Exhibit F attached hereto (the “Assignment and Assumption Agreement”);

(d)    The Assignment of Regulatory Agreement;

(e)    Certificate of Non-Foreign Status in the form of Exhibit G attached hereto;

(f)    Letter to tenants in the form and substance of Exhibit H attached hereto, notifying tenants under Leases then in effect of the conveyance of the Property to Buyer and advising them that, following the Closing Date, all future payments of rent are to be made to Buyer or at Buyer’s direction;

(g)    Settlement statement showing all of the payments, adjustments and prorations provided for in this Agreement and otherwise agreed upon by Seller and Buyer (the “Settlement Statement”);

(h)    Customary form of affidavit for the benefit of the Title Company certifying (i) to the absence of claims which would give rise to mechanics’ and materialmen’s liens; and (ii) that Seller and the tenants under the Leases then in effect are the only parties in possession of the Land or Improvements;

(i)    The certificate regarding Seller’s representations and warranties contemplated by Section 6.2(b);

(j)    Such evidence as may be reasonably and customarily required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Seller on behalf of Seller; and

(k)    All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

All Seller deliveries set forth in this Section 7.2 shall be known as the “Seller Closing Documents”.

7.3     Buyer’s Closing Deliveries. At Closing, Buyer shall deliver or cause to be executed and delivered to the Escrow Agent each of the following items:

(a)    The Purchase Price;

(b)    The Assignment and Assumption Agreement;

(c)    The Assignment of Regulatory Agreement;

(d)    The Settlement Statement;

(e)    The certificate regarding Buyer’s representations and warranties contemplated by Section 6.2(a);

(f)    Such evidence as may be reasonably and customarily required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Buyer on behalf of Buyer; and

(g)    All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

7.4    Delivery of Deposit. On the Closing Date the Escrow Agent will deliver or cause to be delivered the Deposit pursuant to the terms of this Agreement.

ARTICLE 8

Casualty and Condemnation

8.1    Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Buyer written notice of such damage.

(a)    Minor Damage. If the cost for repairing such damage is One Million and 00/100 Dollars ($1,000,000.00) or less (as determined by Seller’s independent insurer), then Buyer shall at Closing receive the amount of the deductible plus all insurance proceeds, including but not limited to property and rental loss, received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property. Regardless of the size of the loss, for any damage not repaired prior to Closing, Seller shall not agree to any insurance settlement without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b)    Major Damage. If the cost for repairing such damage is greater than One Million and 00/100 Dollars ($1,000,000.00) (as determined by Seller’s independent insurer), then Buyer shall have the option, exercisable by written notice delivered to Seller within five (5) days after Seller’s notice of damage to Buyer, which notice from Seller shall be accompanied by the written estimate of the cost for repair, either to (i) receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) terminate this Agreement. If Buyer elects to terminate this Agreement, Buyer shall give written notice to Seller thereof within such five (5) day period, the Deposit shall be returned to Buyer, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Buyer fails to notify Seller within such five (5) day period of Buyer’s intention to terminate this Agreement, then Buyer shall be deemed to have elected option (i) and Buyer and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.

8.2    Condemnation and Eminent Domain. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Land and/or the Improvements, Seller shall promptly notify Buyer thereof. If the condemnation will not result in a Material and Adverse Effect (as hereinafter defined) on the Property, Buyer shall consummate the purchase of the Property without reduction of the Purchase Price, and the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Buyer at Closing. For the purposes of this Section,

“Material and Adverse Effect” shall mean a condemnation for which the pro tanto award is in excess of One Million and 00/100 Dollars ($1,000,000.00). If the condemnation will result in a Material and Adverse Effect on the Property, Buyer may elect, within five (5) days of notice thereof, either to (a) accept an assignment of any condemnation award or compensation for such condemnation from Seller at Closing whereupon this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (b) terminate this Agreement. If Buyer elects to terminate this Agreement, Buyer shall give written notice to Seller thereof within such five (5) day period, the Deposit shall be returned to Buyer, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Buyer fails to notify Seller within such five (5) day period of Buyer’s intention to terminate this Agreement, then Buyer shall be deemed to have elected option (a) and Buyer and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.

ARTICLE 9

Brokerage Commissions

9.1    Representations and Indemnity. Seller and Buyer each mutually represent and warrant to the other that they have not dealt with, and are not obligated to pay, any fees or commissions to any broker in connection with the transaction contemplated by this Agreement other than CBRE New England (the “Broker”). The Broker shall be compensated by Seller pursuant to a separate written agreement. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finder’s fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Seller or on Seller’s behalf. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finders’ fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Buyer or on Buyer’s behalf. The covenants and agreements contained in this Article shall survive the termination of this Agreement or the Closing of the transaction contemplated hereunder.

ARTICLE 10

Default, Termination and Remedies; Failed Condition

10.1    Seller Default. In the event that Seller breaches or shall have failed in any material respect on the Closing Date to have performed any of the covenants and agreements contained in this Agreement which are to be performed by Seller on or before the Closing Date (“Seller Default”), then Buyer shall have the right to either (a) terminate this Agreement, whereupon Escrow Agent shall release the Deposit to Buyer and Seller shall reimburse Buyer for its out of pocket due diligence expenses not to exceed Twenty Five Thousand Dollars ($25,000) and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder, or (b) take any and all legal actions necessary to compel Seller’s specific performance hereunder and to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement, provided that any such action must be commenced and prosecuted diligently within sixty (60) days following the Closing Date. Buyer’s failure to pursue the remedy set forth in clause (b) in the time and manner set forth above shall be deemed a waiver of such remedy. In no event shall Seller be liable to Buyer for any consequential or punitive damages based upon any breach of this Agreement, including, without limitation, breaches of representation or warranty.

10.2    Buyer Default. In the event Buyer breaches or shall have failed in any material respect on the Closing Date to have performed any of the covenants and agreements contained in this Agreement which are to be performed by Buyer on or before the Closing Date (“Buyer Default”), Seller shall be entitled to terminate this Agreement, whereupon Escrow Agent shall disburse the Deposit to Seller as liquidated damages, in lieu of all other remedies available to Seller at law or in equity for such default, and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. Seller and Buyer agree that the damages resulting to Seller as a result of such default by Buyer as of the Effective Date are difficult or impossible to ascertain and the liquidated damages set forth in the preceding sentence constitute Buyer’s and Seller’s reasonable forecast of such damages and is not a penalty. Notwithstanding the foregoing, in no event shall the limitations set forth in this Section 10.2 limit or otherwise restrict Seller’s’ rights with respect to pursuing Buyer for the breach or default of any indemnification obligations set forth in this Agreement.

10.3    Failure of a Condition. If any condition precedent to Buyer’s obligation to close the transactions contemplated by this Agreement has not been satisfied on or before the Closing Date, then Buyer shall give written notice to Seller of the condition or conditions that are not satisfied and Seller shall have a period of up to fifteen (15) days to satisfy such condition. The Closing shall take place five (5) Business Days after Seller’s notice to Buyer that such condition has been satisfied. If the conditions specified in such notice are not satisfied within fifteen (15) days after receipt of such notice (with the Closing Date automatically being extended to accommodate such fifteen (15) day period), then Buyer may terminate this Agreement by written notice to Seller and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Buyer. Notwithstanding anything contained herein to the contrary, either party shall have the right to waive the unsatisfied condition or conditions by written notice to the other party and Escrow Agent in which event the Closing Date shall be the date that is five (5) Business Days after the delivery of the waiver notice. It is understood and agreed that the failure of any condition that is not reasonably susceptible of being cured within the time allotted shall not constitute a default, breach of a covenant, or other failure to perform by Seller or Buyer, as applicable, unless such failed condition was caused by such party’s willful and intentional actions in violation of its covenants set forth herein.

ARTICLE 11

Miscellaneous

11.1    Assignment. Buyer may not assign any of Buyer’s rights or assign or delegate any of Buyer’s obligations under this Agreement without first obtaining the prior written consent of Seller, which consent may be withheld by Seller in Seller’s sole discretion; provided, however, that Buyer may assign this Agreement and its rights hereunder, without Seller’s consent, to any entity or entities in which Buyer owns, directly or indirectly, a controlling interest or which is (are) under the day-to-day management and direction, directly or indirectly, of Buyer. No such assignment shall be effective until and unless (i) Buyer has provided Seller with notice of the identity or identities of the assignee(s) at least five (5) Business Days prior to the Closing Date, (ii) such assignee or assignees has or have expressly assumed in writing all obligations of the Buyer under this Agreement and further acknowledged and agreed in writing to be bound by all of the provisions of this Agreement as if the assignee(s) had originally executed this Agreement as buyer(s) and (iii) if applicable, Seller’s consent has been obtained. Notwithstanding any such assignment, the original named Buyer hereunder shall not be released, and shall remain liable for, all obligations of the Buyer under this Agreement prior to the Closing. Buyer shall be solely liable for all additional realty transfer tax resulting from an assignment of this Agreement.

11.2    Notices. Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service) providing receipt for delivery, or by registered or certified mail, postage prepaid, return receipt requested, or by electronic transmission via a .pdf file, addressed to such party at the address set forth below. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served or delivery is refused, if by personal service, or three (3) days after being placed in the U.S. mail, if mailed, or by absence of a rejection notice if sent before 5:00 p.m. Eastern Time, if by electronic transmission. Any party may change its address for notice by written notice given to the other in the manner provided in this Section. Notice by either party under this Agreement may be given by counsel to such party.

If to Seller:

Toll MA Land II Limited Partnership

c/o Toll Bros., Inc.

250 Gibraltar Road

Horsham, PA 19044

Attn: Charles Elliott

Email: celliott@tollbrothers.com

and:

Attn: Jeffrey M. Calcagni

Email: jcalcagni@tollbrothers.com

with a copy to:

The Davis Companies

125 High Street, 21st Floor

Boston, MA 02110

Attn:        Robert Kubica

Email:     rkubica@thedaviscompanies.com

and:

Nutter, McClennen & Fish, LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210-2604

Attn: Matthew J. Gaughan, Esq.

Email: mgaughan@nutter.com

If to Buyer:

Paul Fredenberg

c/o Cottonwood Residential

6340 S. 3000 E., Ste. 500

Salt Lake City, UT 84106

Email: pfredenberg@cottonwoodres.com

with a copy to:

Gregg Christensen

c/o Cottonwood Residential

6340 S. 3000 E., Ste. 500

Salt Lake City, UT 84106

Email: gchristensen@cottonwoodres.com

If to the Escrow Agent:

Fidelity National Title Group

8055 E. Tufts Avenue, Suite 300

Denver, CO 80237

Attention: Peppy Newton.

Email: pnewton@fnf.com

11.3    Interpretation. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

11.4    Captions. The captions used in connection with the Articles of this Agreement are for convenience only and shall not be deemed to extend, limit or otherwise define or construe the meaning of the language of this Agreement.

11.5.    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.6    Amendments. This Agreement may not be amended or modified orally. This

Agreement be amended only by a written instrument executed by Seller and Buyer (or Buyer’s permitted assignee(s)).

11.7    Integration. This Agreement (including the schedules and exhibits) embodies the entire agreement between Seller and Buyer with respect to the transactions contemplated in this Agreement, and there have been and are no covenants, agreements, representations, warranties or restrictions between Seller and Buyer with regard thereto other than those set forth or provided for in this Agreement.

11.8    Choice of Law; Venue; Jurisdiction. This Agreement shall be construed under and in accordance with the laws of the State where the Property is located. For the purposes of any suit, action or proceeding involving this Agreement, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting in the Commonwealth of Massachusetts and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and the parties agree that such courts shall have exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties. In furtherance of such agreement, the parties agree upon the request of the other to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction. Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the Commonwealth of Massachusetts and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.9    Jury Waiver. In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Buyer hereby agree that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party in connection with this Agreement or any event, transaction or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. ACCORDINGLY, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND BUYER HEREUNDER, BUYER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE.

11.10    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Buyer and Seller are not signatory to the same counterpart. Signatures to this Agreement transmitted by electronic mail in PDF format shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

11.11    Business Day. “Business Day” means any day on which business is generally transacted by banks in the Commonwealth of Massachusetts. In the event any date hereunder (including the Closing Date) falls on a Saturday, Sunday or legal holiday, the date applicable shall be the next Business Day.

11.12    Time of the Essence. Time is of the essence of this Agreement.

11.13    Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

11.14    Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

11.15    No Rule of Construction. Seller and Buyer have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Buyer, and no rule of construction will be invoked respecting the authorship of this Agreement.

11.16    No Memorandum. Buyer and Seller agree not to record this Agreement or any memorandum hereof.

11.17    Confidentiality. Each party agrees to maintain in confidence, and not to disclose to any third party, the existence of this Agreement, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Buyer, its agents and representatives in connection with Buyer’s investigation of the Property and the transactions contemplated by the Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (a) to such party’s accountants, attorneys, prospective lenders, capital sources, accountants, partners, investors, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to the extent that such Representatives reasonably need to know (in Buyer’s or Seller’s reasonable discretion) such information and data in order to assist, and perform services on behalf of Buyer or Seller; (b) to the extent required by any applicable statute, law, regulation, governmental authority or court order; (c) in connection with any securities filings, registration statements or similar filings undertaken by Buyer; and (d) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. After the Closing any press release or other public disclosure of information with respect to the sale contemplated herein or any matters set forth in this Agreement made or released by or on behalf of either party shall be subject to the other party’s prior approval, such approval not to be unreasonably withheld, other than: (i) disclosures to investors, (ii) disclosures as required by applicable laws or regulations applicable to Buyer or Seller or their respective affiliates, (iii) disclosures made on the advice of counsel to comply with laws or regulations applicable to Buyer or Seller or their respective affiliates, or (iv) after Closing only (in addition to the disclosures permitted in clauses (i), (ii) and (iii)), Seller or Buyer may disclose the fact that the sale occurred, the identity of the Buyer and Seller, the closing date and the purchase price. The provisions of this Section shall survive the termination of this Agreement.

11.18    Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, including, without limitation, any dispute regarding the Deposit, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and attorneys’ fees (including the fees of any in-house legal staff of either party of their affiliates) incurred in connection with such action.

11.19    Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Buyer’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein; provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (a) valid, and (b) consistent with the intent of the original provision.

11.20    Section 1031 Exchange. Buyer and Seller agree that, at either party’s election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code and the regulations and proposed regulations thereunder. The party so electing shall be known as the “Electing Party”, and the other party shall be known as the “Non-Electing Party”. The parties agree that if either party wishes to make such election, it must notify the other party thereof at least ten (10) Business Days prior to the Closing Date. If the Electing Party so elects, the Non-Electing Party shall cooperate with the Electing Party regarding the Section 1031 exchange; it being understood, however, that the Non-Electing Party shall not be required to take title to any other property as part of the Section 1031 exchange, incur any expenses or alter the Closing Date. The Electing Party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall indemnify, defend and hold harmless the Non-Electing Party from and against any and all liability, claims, damages and expenses (but excluding any attorneys’ fees and expenses incurred by the Non-Electing Party in connection with its review of the documents reasonably necessary to effect the Electing Party’s exchange) actually incurred by the Non-Electing Party and arising out of such Section 1031 exchange.

11.21    Limitation of Liability. No shareholders, partners or members of Seller and Buyer, nor any of their or their respective managers, officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Seller and Buyer hereby each waives for itself and anyone who may claim by, through or under Seller or Buyer, respectively, any and all rights to sue or recover on account of any such alleged personal liability.

11.22    Financials. Seller shall cooperate with Buyer, and provide Buyer, or its agents, with complete access to historical Property operating statements (in the same format as the trailing 12-month operating statements that have been provided to Buyer prior to the Effective Date), beginning as of receipt of Seller’s certificates of occupancy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

SELLER:

TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	TOLL MA LAND II GP LLC, a Delaware limited liability company

	By:	/s/ John McCullough
	Name:	John McCullough
	Title:	Sr. Vice President

BUYER:

COTTONWOOD RESIDENTIAL O.P., LP a Delaware limited partnership

By:	/s/ Gregg Christensen
Name:	Gregg Christensen
Title:	Executive Vice President

Acknowledged and Agreed:

FIDELITY NATIONAL TITLE GROUP

By:	/s/ Authorized Signatory
Name:
Title:

Schedule of Exhibits and Schedules:

Exhibit A	–	Legal Description
Exhibit B-1	–	Rent Roll
Exhibit B-2	–	Scheduled Billing Forecast
Exhibit C	–	Contracts
Exhibit D	–	Form of Special Warranty Deed
Exhibit E	–	Form of Bill of Sale
Exhibit F	–	Form of Assignment and Assumption Agreement
Exhibit G	–	Certificate of Non-Foreign Status
Exhibit H	–	Form of Tenant Notification Letter
Exhibit I	–	Inventory
Exhibit J	–	Form of Assignment of Regulatory Agreement
Exhibit K	–	Litigation
Schedule 5.2	–	Due Diligence Materials

Exhibit A

Legal Description

The land, mostly in Westborough and partly in Northborough, Worcester County, Massachusetts, on the southerly side of Boston-Worcester Turnpike (Route 9) and shown on a plan entitled, “Plan of Land in Northborough/Westborough, Mass.,” property of N/F Karl G. Ericsson, Scale 1”=100’, dated April 26, 2004, prepared by P.N. Associates, Inc., Framingham, MA, which plan is recorded with Worcester District Registry of Deeds in Plan Book 812, Plan 47, and to which plan reference is hereby made for a more particular description.

More particularly described on said plan as follows:

Beginning at the point of curvature on the southerly side of the Boston-Worcester Turnpike opposite station 1+08.11; said point being S 80° 12’ 34” E 195.04’ from the Northborough-Westborough town line;

Thence S 00° 13’ 45” E 916.91’ to an iron pipe;

Thence S 22° 12’ 21” E 635.25’ to a point on a stone wall;

Thence S 69° 00’ 21” W 76.42’ along a stone wall to a drill hole;

Thence S 67° 30’ 46” W 590.99’;

Thence S 67° 38’ 06” W 84.79’;

Thence N 02° 56’ 38” W 1317.46’;

Thence N 03° 56’ 28” W 179.50’;

Thence S 46° 14’ 58” E 133.85’;

Thence S 79° 08’ 56” E 161.51’;

Thence N 03° 47’ 07” W 206.00’;

Thence N 88° 10’ 38” W 75.00’ to an iron pipe;

Thence N 09° 48’ 27” E 270.00’ to the southerly side of the Boston-Worcester Turnpike;

Thence S 80° 12’ 34” E 129.00’ along the southerly side of the Boston-Worcester Turnpike to the Northborough-Westborough town line; and,

Thence S 80° 12’ 34” E 195.04’ along the southerly side of the Boston-Worcester Turnpike to the point of beginning.

Exhibit B-1

List of Leases

[Attach Rent Roll]

Exhibit B-2

Scheduled Billing Forecast

[Attach Scheduled Billing Forecast]

Exhibit C

List of Contracts

Service	Vendor Name	Cancel or Assume
Disaster Planning Services	RestoreCore Inc.	Cancel

Marketing	CoStar/Apartments.com	Cancel

Pest Control	New England Pest Control dba Big Blue Bug Solutions	Assume

Snow Removal	Doug Curtiss Landscape Designing, Inc.	Assume

Landscape Maintenance	Doug Curtiss Landscape Designing, Inc.	Assume (but Seller will exercise commercially reasonable efforts to get 30 day termination right)

Software Provider	Hy.ly	Cancel

Legal Representation	Law Offices of Russo & Scolnick	Assume

Marketing	Apartment List	Cancel

Elevator Maintenance	Schindler Elevator Corp.	Assume

Reputation Management	Reputation.com	Cancel

Housekeeping Service	Unisource Management Corporation	Assume

Trash Services	Waste Management	Assume

Marketing	Zillow	Cancel

Marketing - Lead Mail	RentPath	Cancel

Marketing - Spotlight Trio/Gold Combo	RentPath	Cancel

Marketing	Yelp	Cancel

Service to Residents Agreement	Verizon	Assume

VOIP	CoverageOne	Assume

Pool Contract	Continental Pools, LLC	Assume

Copy Machine	Ricoh	Cancel (buyer will have to set up service directly with Ricoh, as the current contract is a Toll master contract)

Coffee Machine	Aramark	Assume

Fitness on Demand	Fitness on Demand	Assume

Sprinkler Inspection	Dynamic Fire Protection, Inc.	Cancel

Fire Alarm Monitoring & Inspection	Tocco Fire Alarm and Security Integration	Assume

Affordable housing program	MCO Housing Services	Assume

Exhibit D

Quitclaim Deed

AFTER RECORDING RETURN TO: Attention:

QUIT CLAIM DEED

THAT TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Grantor”), having an office c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, for and in consideration of the sum of Sixty-Five Million Five Hundred Thousand and and 00/100 Dollars ($65,500,000.00 and other good and valuable consideration paid to Grantor by                     , a                      (“Grantee”), having an office                     , the receipt and sufficiency of which are hereby acknowledged, has GRANTED, SOLD AND CONVEYED, and by these presents does hereby GRANT, SELL AND CONVEY unto Grantee, all of that certain real property located at 346 Turnpike Road, Westborough, Massachusetts, as more particularly described in Exhibit A attached hereto and incorporated herein by reference, together with all buildings, improvements and fixtures located thereon, and all rights, privileges and appurtenances pertaining thereto, with the following QUITCLAIM COVENANTS that the Grantor, for itself, its heirs, executors, administrators and successors covenants with Grantee, its heirs, successors and assigns, that the Property is free from all encumbrances made by the Grantor, and that Grantor and its heirs, executors, administrators and successors shall, warrant and defend the same to Grantee and its heirs, successors and assigns forever against the lawful claims and demands of all persons claiming by, through or under Grantor, but against none other (collectively, the “Property”);

SUBJECT, HOWEVER, to and with the benefit of each easement, condition, agreement and restriction of record;

TO HAVE AND TO HOLD, the Property, subject to the aforesaid encumbrances, unto Grantee, Grantee’s successors and assigns, forever.

For Grantor’s title, see deed from                      to Grantor, dated                      and recorded with the Worcester County Registry of Deeds in Book                     , Page         .

Grantor is not classified as a corporation for federal income tax purposes.

[Remainder of Page Intentionally Blank]

EXECUTED under seal this      day of             , 2018.

GRANTOR:	TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership

	By:	TOLL MA LAND II GP LLC, a Delaware limited liability company

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

                    , ss

On this      day of             , 2018, before me, the undersigned notary public, personally appeared                     , as                      of Toll MA Land II GP LLC, the general partner of Toll MA Land II Limited Partnership, proved to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as                      of Toll MA Land II GP LLC, the general partner of Toll MA Land II Limited Partnership.

[official signature and seal of notary]
My commission expires

Exhibit A to Deed

Legal Description

The land, mostly in Westborough and partly in Northborough, Worcester County, Massachusetts, on the southerly side of Boston-Worcester Turnpike (Route 9) and shown on a plan entitled, “Plan of Land in Northborough/Westborough, Mass.,” property of N/F Karl G. Ericsson, Scale 1”=100’, dated April 26, 2004, prepared by P.N. Associates, Inc., Framingham, MA, which plan is recorded with Worcester District Registry of Deeds in Plan Book 812, Plan 47, and to which plan reference is hereby made for a more particular description.

More particularly described on said plan as follows:

Beginning at the point of curvature on the southerly side of the Boston-Worcester Turnpike opposite station 1+08.11; said point being S 80° 12’ 34” E 195.04’ from the Northborough-Westborough town line;

Thence S 00° 13’ 45” E 916.91’ to an iron pipe;

Thence S 22° 12’ 21” E 635.25’ to a point on a stone wall;

Thence S 69° 00’ 21” W 76.42’ along a stone wall to a drill hole;

Thence S 67° 30’ 46” W 590.99’;

Thence S 67° 38’ 06” W 84.79’;

Thence N 02° 56’ 38” W 1317.46’;

Thence N 03° 56’ 28” W 179.50’;

Thence S 46° 14’ 58” E 133.85’;

Thence S 79° 08’ 56” E 161.51’;

Thence N 03° 47’ 07” W 206.00’;

Thence N 88° 10’ 38” W 75.00’ to an iron pipe;

Thence N 09° 48’ 27” E 270.00’ to the southerly side of the Boston-Worcester Turnpike;

Thence S 80° 12’ 34” E 129.00’ along the southerly side of the Boston-Worcester Turnpike to the Northborough-Westborough town line; and,

Thence S 80° 12’ 34” E 195.04’ along the southerly side of the Boston-Worcester Turnpike to the point of beginning.

Exhibit E

Form of Bill of Sale

Bill of Sale

TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Seller”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants, bargains, sells, transfers and delivers free and clear of all liens and encumbrances to [                    ], a [                    ] (“Buyer”), all of Seller’s right, title and interest in and to the following (specifically excluding any property owned by tenants under any leases (the “Personal Property”): (i) mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the land or in the buildings located at 346 Turnpike Road, Westborough, MA (the “Property”); (ii) maintenance supplies, equipment and tools, if any, but only to the extent owned by Seller and used exclusively in connection with, and located in or on, the Property; and (iii) signs situated on or at the Property, but specifically excluding from the Personal Property all property leased by Seller or owned by tenants, the existing property manager or any service providers, to have and to hold the Personal Property unto Buyer, its successors and assigns, forever.

Except as set forth above or in the Purchase and Sale Agreement by and between Seller and Buyer dated as of April 10, 2018 (the “Purchase Agreement”), Seller grants, bargains, sells, transfers and delivers the Personal Property in its “AS IS” condition, WITH ALL FAULTS, IF ANY, and makes no representations or warranties, direct or indirect, oral or written, express or implied, as to merchantability, condition or fitness for a particular purpose or any other warranty of any kind, all of which representations and warranties are expressly hereby disclaimed and denied.

Seller does hereby covenant that it will forever warrant and defend the Personal Property against all persons whomsoever claiming by, through or under Seller or its predecessor in interest.

Buyer agrees that the liability of Seller under this Bill of Sale, the Purchase Agreement, and any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited as provided in the Purchase Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

[Remainder of Page Intentionally Blank]

Executed under seal this      day of              2018.

SELLER:	TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership

	By:	TOLL MA LAND II GP LLC, a Delaware limited liability company

By:
Name:
Title:

Acknowledgment of Buyer

The Buyer hereby accepts the Personal Property subject to all conditions and limitations stated above.

BUYER:	[ ]

By:
Name:
Title:

Exhibit F

FORM OF GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment and Assumption”), made and entered into as of this      day of             , 2018, TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership, having an office c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044 (“Assignor”) and [                    ,                     ] having an office [                    ] (“Assignee”).

W I T N E S S E T H:

That Assignor for Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby conveys, grants, bargains, sells, transfers, sets over, assigns, releases, delivers and confirms to Assignee without representation, warranty or covenant (except as expressly set forth in the Purchase Agreement or in this Assignment), (x) all of Assignors rights in all licenses, permits (including, without limitation, the Comprehensive Permit, as defined below), development rights, approvals, guarantees, trademarks, logo artwork, floor plans (so long as such floor plans do not include trademarks or other intellectual property associated with Toll Brothers), site maps, domain names/URLs, trade names (including but not limited to, the name “Parc Westborough”), guaranties and warranties (provided Assignee shall be obligated to pay any transfer fees pertaining to the assignment of such warranties), including but not limited to those received by Seller from contractors, manufacturers or other persons in connection with the construction or operation of the Property (the “Intangible Property”), (y) all of the lessor’s right, title and interest in and to the leases and occupancy agreements identified on the list of existing leases attached as “Exhibit A” hereto (the “Leases”) together with all tenant security and other refundable deposits held by Assignor relating thereto, and (z) all of Assignor’s right, title and interest in and to the agreements, documents and instruments identified on “Exhibit B” hereto (the “Service Contracts”). Notwithstanding the foregoing, the term “Intangible Property” shall specifically exclude (i) photography rights of Seller, (ii) fonts licenses of Seller, (iii) websites of Seller (not including website URL), (iv) the database containing names and contact information for the prospects of the Seller, (v) any printed marketing materials of the Seller (or the associated digital files), including, without limitation, items such as pocket folders and inserts, brochure booklets, direct mail, and business cards created by or for Seller, and (vi) any intellectual property rights associated with the Toll Brothers brand name and affiliated brand names, including, without limitation, any proprietary marks, trade names, trademarks, service marks, websites, domain names, distinctive designs and logos used by or identifying Toll Brothers, its affiliates, its business or products other than the name “Parc Westborough.”. As used herein, “Comprehensive Permit” shall mean the comprehensive permit recorded with the Worcester County Registry of Deeds (the “Registry”) in Book 51027, Page 145, as amended by amendments dated August 6, 2013 and recorded with the Registry in Book 52665, Page 208, May 12, 2014 and recorded with the Registry in Book 52665, Page 213, and February 23, 2015.

Assignee hereby expressly assumes the obligation for the performance of any and all of the obligations of Assignor under the Intangible Property, the Leases and the Service Contracts in respect of the period on or after the date hereof.

Terms not defined herein shall have the meanings ascribed thereto in that certain Purchase and Sale Agreement dated April 10, 2018 between Assignor and Cottonwood Residential O.P., LP (the “Original Buyer”), as assigned by Original Buyer to Assignee (as assigned, the “Purchase Agreement”).

Assignor shall indemnify and hold Assignee harmless from and against all obligations of the “lessor” or “landlord” under the Intangible Property, the Leases or the Service Contracts to the extent such obligations were applicable to the period and required to be performed prior to the date of this Assignment and Assumption. Assignee shall indemnify and hold Assignor harmless from and against all obligations of the “lessor” or “landlord” under the Intangible Property, the Leases or the Service Contracts to the extent such obligations were applicable to the period and required to be performed after the date of this Assignment and Assumption.

This Assignment and Assumption may be signed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

This Assignment and Assumption shall inure to the benefit of all parties hereto and their respective heirs, successors and assigns.

THIS ASSIGNMENT AND ASSUMPTION IS MADE ON AN “AS-IS, WHERE-IS, WITH ALL FAULTS” BASIS, WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) WHATSOEVER EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THE PURCHASE AGREEMENT OR IN THIS ASSIGNMENT AND ASSUMPTION.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption as of the day and year first above written.

ASSIGNOR:

TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	TOLL MA LAND II GP LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

[ ],
[ ]

By:
Name:
Title:

Exhibit “A” - Leases

Exhibit “B” - Service Contracts

EXHIBIT A

LEASES

[See Attached]

EXHIBIT B

SERVICE CONTRACTS

[See Attached]

Exhibit G

Certificate of Non-Foreign Status

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Toll MA Land II Limited Partnership (“Seller”), the undersigned hereby certifies the following on behalf of Seller.

1.    Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.    Seller’s U.S. employer identification number is                      ; and

3.    Seller’s office address is c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044.

Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Dated: , 2018	TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership

	By:	TOLL MA LAND II GP LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit H

Form of Tenant Notification Letter

             , 2018

Dear Resident:

This is to advise you that as of             , 2018, Toll MA Land II Limited Partnership, has sold 346 Turnpike Road, Westborough, MA to [                    ].

All future payments of rent and other charges due under your lease, including the rent payment due [             , 2018], should be paid to [                    ] and delivered to the rental office. Your security deposit, if any, has also been transferred to [                    ], and the new owner will be responsible for its return to you pursuant to the terms of your lease agreement.

Very truly yours,

TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	TOLL MA LAND II GP LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit I

List of Personal Property Inventory

(See attached)

Exhibit J

Form of Assignment of Regulatory Agreement

346 Turnpike Road

Westborough, Massachusetts

ASSIGNMENT AND ASSUMPTION OF REGULATORY AND USE AGREEMENT

[RENTAL] (“Regulatory Agreement”)

This Assignment and Assumption of Regulatory and Use Agreement (this “Assignment”) is made as of the              day of May, 2018, by TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership authorized to do business in Massachusetts (“Assignor”), having an office c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, in favor of COTTONWOOD RESIDENTIAL O.P., LP, a Delaware limited partnership authorized to do business in Massachusetts (“Assignee”), having an office at 6340 S. 3000 E., Ste. 500, Salt Lake City, UT 84121, and shall be effective on the date on which the transaction contemplated by that certain Purchase and Sale Agreement, dated April 10, 2017, by and between Assignor and Assignee, shall close (the “Effective Date”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as of the Effective Date, Assignor hereby grants, transfers and assigns to Assignee, all of Assignor’s right, title, interest and obligation in, to and under that certain Regulatory and Use Agreement [Rental], dated as of November 10, 2015, by and between Assignor and the Massachusetts Housing Finance Agency, on behalf of the Department of Housing and Community Development, recorded with the Worcester County Registry of Deeds in Book 56598, Page 84.

As of the Effective Date, Assignee hereby assumes the entire right, title, interest and obligation of Assignor in, to and under the Regulatory Agreement, including the responsibility for compliance with the terms and conditions of the Regulatory Agreement. It is specifically agreed between Assignor and Assignee that Assignor shall remain liable for the performance of the obligations to be performed by the Assignor under the Regulatory Agreement which were required to be performed prior to the Effective Date, and Assignee shall be liable for the performance of the obligations under the Regulatory Agreement which are required to be performed on or after the Effective Date.

Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignor’s failure to perform any of the foregoing obligations arising prior to the Effective Date. Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the foregoing obligations arising on or after the Effective Date

This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.

ASSIGNOR:			ASSIGNEE:

TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership			COTTONWOOD RESIDENTIAL O.P., LP, a Delaware limited partnership

By:	TOLL MA LAND II GP LLC, a Delaware limited liability company, its general partner		By:
Name:
Title:

By:
Name:
Title:

State of                     )

                          ) ss.

County of                 )

On this      day of             , 2018 before me, the undersigned notary public, personally appeared                     ,                      of Toll MA Land II GP, LLC, a Delaware limited liability company, as general partner of Toll MA Land II Limited Partnership, and provided to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its state purpose, as the voluntary act of the limited partnership.

Notary Public
My commission expires:

State of                     )

                          ) ss.

County of                 )

On this      day of             , 2018 before me, the undersigned notary public, personally appeared                     ,                      of Cottonwood Residential O.P., LP, and provided to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its state purpose, as the voluntary act of the limited partnership.

Notary Public
My commission expires:

Exhibit K

List of Outstanding Litigation and Other Claims

Claimant Ann Ghavamian allegedly slipped and fell on a patch of ice or snow in the parking lot on the Property and is pursuing a claim for reimbursement of out-of-pocket medical expenses.

Schedule 5.2

Due Diligence Materials

All due diligence materials provided in the data room located at [    ] as of April 10, 2018, together with the Comprehensive Permit, the Regulatory Agreement, and any other written due diligence materials provided to Buyer prior to the Due Diligence Expiration Date.